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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                         PROTALIX BIOTHERAPEUTICS, INC.
             (Exact name of Registrant as specified in Its Charter)

              Florida                                             65-0643773
 ---------------------------------                           -------------------
   (State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                           Identification No.)

         2 Snunit Street
          Science Park
             POB 455
         Carmiel, Israel                                             21000
         ---------------                                             -----
(Address of principal executive office)                            (Zip Code)

           Securities registered pursuant to Section 12(b) of the Act:

                                                         Name of each exchange
          Title of each class                             on which registered

Common Stock, par value $.001 per share                  American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12 (g) of the Act:

 _______________________________________________________________________________
                                (Title of Class)

 _______________________________________________________________________________
                                (Title of Class)

                             INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

The following summary of provisions of our common stock and preferred stock is not complete and a full understanding requires a review of our restated articles of incorporation, as amended, and bylaws that are included as exhibits to this registration statement and the provisions of applicable law.

Common Stock

As of February 28, 2007, there were 65,657,181 shares of our common stock outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Holders of our common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, after payment of all of our debts and liabilities, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We have no shares of preferred stock outstanding.

Our restated articles of incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of preferred stock with such voting rights, rights of redemption and other relative rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. We currently have no plan to issue any shares of preferred stock.

Registration Rights

We are obligated to register for resale approximately 65,074,095 shares of our common stock. Such shares were issued in connection with the recent merger of Protalix Ltd. with and into a former wholly-owned subsidiary of our company or were issued upon exercise of warrants issued in connection with such merger. All expenses in effecting these registrations, with the exception of underwriting discounts and selling commissions, will be borne by us.

Lock-up Restrictions

Substantially all of the holders of the 65,074,095 shares of our common stock that are subject to the registration rights described above have entered into lock-up agreements to satisfy Israeli tax laws and contractual obligations. The lock-up agreements prohibit such shareholders from, directly or indirectly, selling or otherwise transferring the shares of our common stock issued to them as a result of the merger during a period commencing upon the closing of the merger and ending on January 1, 2009. However, during such period, each such shareholder may, under the terms of the lock-up agreements and subject to an Israeli tax ruling governing the merger, sell an aggregate of 10% of each such shareholder's original number of locked-up shares. All permitted sales of locked-up shares that may be made during such time period are cumulative.

Florida Anti-Takeover Law Governance and Certain Charter Provisions

We have elected not to be subject to the provisions of Sections 607.0901 and
607.0902 of the Florida Business Corporation Act, the FBCA.


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

The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's Board of Directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; and (iii) more than a majority of all voting power.

The FBCA also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

Indemnification

We are required to indemnify and advance expenses on behalf of our officers and directors to the fullest extent permitted by law in existence either now or in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, New York, New York.

American Stock Exchange Listing

Our common stock has been approved for listing on the American Stock Exchange under the trading symbol "PLX."

Item 2. Exhibits.

The following exhibits are filed herewith or incorporated by reference as indicated below:

Exhibit
Number       Exhibit Description                         Method of Filing
-------      -------------------                         ----------------
3.1          Amended and Restated Articles of            Incorporated by reference to the Company's
             Incorporation of the Company.               Registration Statement on Form S-4 filed on March
                                                         26, 1998, SEC File No. 333-48677.

3.2          Article of Amendment to Articles of         Filed herewith.
             Incorporation dated June 9, 2006.

3.3          Article of Amendment to Articles of         Filed herewith.
             Incorporation dated December 13, 2006.

3.4          Article of Amendment to Articles of         Filed herewith.
             Incorporation dated December 26, 2006.

3.5          Article of Amendment to Articles of         Filed herewith.
             Incorporation dated February 26, 2007.

3.6          Bylaws of the Company, as amended.          Incorporated by reference to the Company's
                                                         Registration Statement on Form S-4 filed on March
                                                         26, 1998, SEC File No. 333-48677.


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

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  PROTALIX BIOTHERAPEUTICS, INC.
                                                  (Registrant)

Date: March 9, 2007                               By:    /s/ David Aviezer
                                                         -----------------------
                                                  Name:  David Aviezer, Ph.D.
                                                  Title: President and
                                                         Chief Executive Officer


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